EXECUTION COPY

STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT, dated as of January 18, 2013 (this “Agreement”), by and among Intermedia Holdings, Inc., a Delaware corporation (“Parent”), Sierra Merger Sub Co., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), HCP-TELA, LLC (“HCP-TELA”), EREF-TELA, LLC (“EREF-TELA”), CBG-TELA, LLC (“CBG-TELA”), and, with respect to Sections 1.1(a), 1.1(b), 2.2, 2.3, 2.4, 2.5, 2.7 and 2.8 of this Agreement, Hale Capital Partners, L.P. (“Hale Capital”) and Hale Fund Management, LLC (“Hale Fund Management”). For purposes of this Agreement, HCP-TELA, EREF-TELA, CBG-TELA, Hale Capital and Hale Fund Management are each a “Holder” and, collectively, the “Holders.”

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub, and Telanetix, Inc., a Delaware corporation (the “Company”) are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as the same may be amended or supplemented pursuant to its terms, the “Merger Agreement”);

WHEREAS, each Holder is the record and beneficial owner of the number of shares of Company Common Stock set forth opposite such Holder’s name on Schedule A hereto;

WHEREAS, capitalized terms used, but not defined, herein shall have the meanings ascribed thereto in the Merger Agreement; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Holder enter into this Agreement, and each Holder has agreed to the obligations set forth herein.

NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the foregoing and the representations, warranties, covenants, agreements, obligations and undertakings contained herein, the parties hereto agree as follows:

1.1               Authorization; Binding Agreement. Each Holder, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

(a)                Such Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted and the performance of such Holder’s obligations hereunder are within such Holder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Holder.

(b)                This Agreement has been duly and validly executed and delivered by such Holder, and constitutes a valid and binding obligation of such Holder enforceable against such Holder in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

(c)                Such Holder is the record and beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of the shares of Company Common Stock set forth opposite such Holder’s name on Schedule A hereto, free and clear of all Liens (including any restriction on the right to vote any such shares or otherwise transfer any such shares), other than any restriction imposed under the Securities Act or the Exchange Act. The shares of Company Common Stock and/or Common Stock Options listed on Schedule A hereto opposite such Holder’s name constitute all of the shares of Company

Common Stock and/or Company Stock Options held by such Holder. Except pursuant to the Merger Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Holder’s shares of Company Common Stock and/or Company Stock Options.

1.2               Authorization; Binding Agreement. The Parent represents and warrants to each Holder as follows:

(a)                Each of the Parent and the Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted and the performance of the Parent’s and the Merger Sub’s obligations hereunder are within the Parent’s and the Merger Sub’s corporate or organizational powers, as applicable, and have been duly authorized by all necessary corporate or organizational actions on the part of the Parent and the Merger Sub.

(b)                This Agreement has been duly and validly executed and delivered by the Parent and the Merger Sub, and constitutes a valid and binding obligation of the Parent and the Merger Sub enforceable against such party in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

Article 2
COVENANTS

2.1               Limitations on Transfer. During the period from the date of this Agreement through the earliest of (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms, (ii) the Effective Time and (iii) any termination of this Agreement in accordance with its terms (such earliest date, the “Expiration Date”), each Holder shall not, directly or indirectly, cause or permit to be effected any Transfer (as defined below) of any of the shares of Company Common Stock or Company Stock Options held by such Holder. Each Holder shall be deemed to have effected a “Transfer” of such Holder’s shares of Company Common Stock or Company Stock Options if such Holder directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such shares or options or any interest therein to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such shares or options or any interest therein to any Person other than Parent; or (iii) reduces such Holder’s record or beneficial ownership of such shares or options.

2.2               No Shop; No Public Disclosures. Until the Expiration Date, each Holder shall not, nor shall it permit any of its controlled Affiliates to, take any of the actions prohibited by Section 6.4(a) of the Merger Agreement, to the same extent as if such Holder and its controlled Affiliates were subject to the limitations imposed upon the Company pursuant to Section 6.4(a) of the Merger Agreement and each was a party to the Merger Agreement, provided that nothing herein shall limit the Company’s actions to the extent permitted by Section 6.4 of the Merger Agreement or any of the actions of the directors of the Company in furtherance of such permitted actions and, if the Company is permitted to participate in discussions and negotiations with respect to an Acquisition Proposal pursuant to Section 6.4(c) of the Merger Agreement, the Holder and its Affiliates may also participate in such discussions and negotiations. From the date hereof through the one-year anniversary of the Effective Time, each Holder shall not make any public disclosures or public announcements with respect to, or in connection with, the Merger Agreement or the transactions contemplated thereby without the consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that Holder may make disclosures with respect to, or in connection with, the Merger Agreement or the transactions contemplated thereby (i) if

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such disclosure is required by Law or securities exchange, (ii) is required in response to a valid order of a court or authorized agency of government or other legal process, (iii) in connection with a dispute between the parties hereto, the Company and/or their Affiliates, or (iv) to such Person’s members, partners (including limited partners), auditors, fund managers, fund administrators or other Representatives, subject to such disclosures being made on a confidential basis.

2.3               Non-solicitation. Effective upon payment in full of the Outstanding Debt Amount, each Holder agrees that, during the period commencing on the Closing Date (or, if later, upon payment in full of the Outstanding Debt Amount) and ending on the second anniversary of the Closing Date, it shall not, directly or indirectly: (i) encourage, induce, attempt to induce, solicit or attempt to solicit, any employee of the Company or its Subsidiaries to leave his or her employment with the Company or its Subsidiaries, or (ii) except where the restriction in this clause (ii) would be prohibited by applicable Law, hire or attempt to hire any employee of the Company or its Subsidiaries, (A) in each case if, but only if, such employee was an employee of the Company or its Subsidiaries on the date hereof and (B) excluding for all purposes of this paragraph the solicitation or hiring of Rob Cain and/or Paul Bogonis. A response to a general solicitation will not be a violation of this covenant so long as such general solicitation is not designed to target any employee or group of employees of the Company or any of its Subsidiaries.

2.4               Termination and Release.

(a)                Each Holder, severally and not jointly, hereby agrees that, effective immediately prior to the Closing, the agreements set forth on Schedule B hereto, and all of the obligations of the Company and its Affiliates thereunder, shall terminate without any Liability or obligation on the part of the Company or its Affiliates with respect thereto, in each case other than the Preserved Rights and subject to Section 2.4(c).

(b)                Effective as of the Effective Time, each Holder, each for itself, its agents, affiliates (other than the Company and its Subsidiaries) and past, present or future successors and assigns, irrevocably, unconditionally and completely fully and forever releases, acquits and forever discharges each of the Releasees (as defined below) from any Claim (as defined below), and hereby irrevocably, unconditionally and completely fully and forever waives and relinquishes each and every Claim that the Holder may have had in the past, may now have or may have in the future against any of the Releasees, directly or indirectly relating to or directly or indirectly arising out of: (i) any written or oral agreements or arrangements occurring, existing or entered into by the Holder at any time up to and including the Closing, related to the Releasees; and (iii) any events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to and including the Closing related to the Releasees, including, without limitation, any Claim; provided, however, in each case that such Holder and its agents, affiliates and successors and assigns are not releasing (A) the right of the Holder to receive the consideration payable to it as a stockholder of the Company pursuant to the Merger Agreement, (B) if the Holder becomes a Representative (as defined in the Merger Agreement), the rights of the Holder as the Representative under the Merger Agreement, (C) any rights to be paid in full the Outstanding Debt Amount (defined below) as set forth in Section 2.4(c), (D) rights to indemnification from the Company in the Holder’s or any of their affiliates’ or employees' capacity as a director or employee of the Company, and (E) the right to make a Consented to Claim solely to the extent permitted by Section 2.4(d) (it being understood, for the avoidance of doubt, that this exception shall not apply to any claim that has not been delivered by the Holder to Parent in writing prior to the Closing) (all matters described in clauses (C) – (E) of this proviso, the "Preserved Rights").

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(c)                Notwithstanding anything in this Agreement to the contrary, Section 2.4(a) and (b) shall only be effective with respect to Items 1 through 5 of Schedule B upon the payment in full of the Outstanding Debt Amount.

(d)                The Holder will not make any claims or bring any Actions against the Company or its Subsidiaries, except a Holder may bring a Capitalization Claim with the consent of Parent prior to Closing (or with the consent of Parent following the Closing if an Escrow Account is established pursuant to the Specified Principals to address Capitalization Claims that are first made following the Closing, but such claim may not be brought once the Escrow Account is terminated), in each case, which consent will not be unreasonably withheld where Parent’s and its Affiliates’ (including the Company and its Subsidiaries) total potential Liability for all such Capitalization Claims is limited to (and the Holder agrees in writing that such Liability is limited to) amounts held in the Escrow Account and would not otherwise result in a direct or indirect Liability to Parent or its Affiliates (including the Company and its Affiliates) (any such consented to claim, a “Consented to Claim”).

(e)                 The term "Releasees" means each of the Company and its Affiliates (including Parent and its Affiliates after the Closing), and each of their past, present or future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, assigns, directors, officers, shareholders, employees, agents, attorneys and representatives (in each case, other than the Holder). The term "Claim" means all disputes, claims, counterclaims, controversies, demands, damages, rights, obligations, Liabilities, payments or contracts, actions and causes of action, suits, debts, duties, dues, sums of money, costs, expenses, accounts, reckonings, bonds, bills, specialties, covenants, agreements, variances, trespasses, judgments, extents, liens and executions of every description, kind and nature past, present or future at law, in equity or otherwise whether liquidated or unliquidated, matured or unmatured, absolute or contingent (including any claims for indemnification and contribution based on acts, omissions or occurrences), which have arisen, occurred or existed at any time prior to the Closing Date and related to the Releasees, including, without limitation, (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by the Holder in the Holder's capacity as a stockholder, director, officer or employee of the Company or in any other capacity. Without limiting the foregoing, the foregoing shall not constitute a waiver of defenses that the Holder has against a claim, if any, brought against such Holder by the Releasees.

(f)                Holder acknowledges that Holder has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Holder, being aware of California Civil Code Section 1542, agrees to expressly waive any rights Holder may have thereunder, as well as under any other statute or common law principles of similar effect.

2.5               Termination. This Agreement shall terminate automatically upon the termination of the Merger Agreement in accordance with the terms set forth in Section 8.1 thereof. Upon termination of this

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Agreement, this Agreement shall forthwith become void and there shall be no further obligation on the part of Parent, Merger Sub or any Holder hereunder; provided, however, that nothing herein shall relieve any party from liability for a willful and knowing breach (as defined in Section 8.2 of the Merger Agreement) of this Agreement.

2.6               Debt. Simultaneous with, but subject to the occurrence of, the Closing, Parent shall pay, or cause to be paid, in cash all unpaid Indebtedness of the Company set forth on Schedule C, including accrued but unpaid interest thereon (the "Outstanding Debt Amount") for which Parent has received Payoff Letters.

2.7               Miscellaneous.

(a)                Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) Business Day after deposit with an express overnight courier for United States deliveries, or two (2) Business Days after such deposit for deliveries outside the United States, in each case with proof of delivery from the courier requested; or (iv) three (3) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto, as follows:

If to Parent or Merger Sub to:

Intermedia Holdings, Inc.

815 E. Middlefield Road

Mountain View, CA 94043

Attention: Philip Koen

Fax: (650) 965-7791

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With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Martin W. Korman

Mark B. Baudler

Brian Keyes

Facsimile No.: (650) 493-6811

If to a Holder, to the address or facsimile number set forth on such Holder’s signature page hereto.

(b)                Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of Parent, Merger Sub and the Holders; except that Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates to which it assigns its rights under the Merger Agreement; provided that such transfer or assignment shall not relieve Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Merger Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(c)                Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein or therein) (i) constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) among the parties with respect to the subject matter of this Agreement and (ii) is not intended to confer any rights or remedies upon any Person other than the parties hereto. For the avoidance of doubt, this Section 2.7(c) shall not limit or supersede the Stockholder Written Consent, the Merger Agreement or any exhibits, schedules or other documents attached thereto or contemplated thereby. The Company is an express third-party beneficiary of this Agreement.

2.8               Schedules; Interpretation. When a reference is made in this Agreement to an Article or to a Section, Schedule or Exhibit, such reference shall be to an Article of or a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Schedule, Exhibit or certificate hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules and Exhibits annexed to this Agreement or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit to this Agreement but not otherwise defined herein, shall have the meaning assigned in this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". The word "will" shall be construed to have the same meaning and effect as the word "shall". The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns.

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(a)            Counterparts. This Agreement may be executed in one or more counterparts (including by telecopy), all of which shall be considered one and the same agreement. This Agreement shall become effective with respect to a Holder when a counterpart has been signed and delivered by such Holder, Parent and Merger Sub and the Merger Agreement is fully executed by all named parties thereto. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

(b)                Amendment; No Waivers. This Agreement may not be amended or modified except by an instrument in writing signed by each of the affected parties hereto. Parent, on the one hand, and any of the Holders, on the other hand, may (i) extend the time for the performance of any obligation or other act of the other party hereto or (ii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party at any time to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any party of any breach of any term contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any such breach in any subsequent instance or waiver of any breach of any other term contained in this Agreement.

(c)                Governing Law; Jurisdiction; Waiver of Jury Trial; Enforcement.

                                                                              (i)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                                                                            (ii)            Each of Parent, Merger Sub and the Holders hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court does not have proper jurisdiction, then courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Relevant Courts”) for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Section 2.8(c)(ii) is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court (other than the Delaware Court of Chancery) to an appropriate federal court to the extent the basis for such removal exists under applicable law. The parties agree that the mailing by certified or registered mail, return receipt requested, of any process required by any Relevant Court, to the address specified in the notice provision of this Agreement, shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

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                                                                            (iii)            Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding between the parties in any action to enforce or defend this Agreement

                                                                              (iv)            The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Relevant Court, without proof of actual damages (and each party waives any requirement for the securing or posting of any bond in connection therewith); specific performance being in addition to any other remedy to which the parties are entitled at law or in equity.

(d)                Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[Remainder of page intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

INTERMEDIA HOLDINGS, INC.

By:

Name:

Title:

SIERRA MERGER SUB CO.

By:

Name:

Title:

[Signature Page to Stockholder Agreement]

HOLDER

HALE CAPITAL PARTNERS, L.P.

By:

Name:

Title:

Address:

Fax No.:

[Signature Page to Stockholder Agreement]

HOLDER

HALE FUND MANAGEMENT, LLC

By:

Name:

Title:

Address:

Fax No.:

[Signature Page to Stockholder Agreement]

HOLDER

HCP-TELA, LLC

By:

Name:

Title:

Address:

Fax No.:

[Signature Page to Stockholder Agreement]

HOLDER

EREF-TELA, LLC

By:

Name:

Title:

Address:

Fax No.:

[Signature Page to Stockholder Agreement]

HOLDER

CBG-TELA, LLC

By:

Name:

Title:

Address:

Fax No.:

[Signature Page to Stockholder Agreement]

SCHEDULE A

LISTING OF HOLDERS

Holder	Number of Shares of Company Commons Stock held Beneficially and of Record	Number of Shares of Company Common Stock subject to Company Stock Options

HCP-TELA, LLC c/o Hale Fund Management, LLC 570 Lexington Ave. 49th Floor New York, NY 10022 Attention: Martin Hale Jr. Fax: (212) 751-8822	2,905,959	0
EREF-TELA, LLC c/o Hale Fund Management, LLC 570 Lexington Ave. 49th Floor New York, NY 10022 Attention: Martin Hale Jr. Fax: (212) 751-8822	622,707	0
CBG-TELA, LLC c/o Hale Fund Management, LLC 570 Lexington Ave. 49th Floor New York, NY 10022 Attention: Martin Hale Jr. Fax: (212) 751-8822	830,276	0

SCHEDULE B

SCHEDULE OF AGREEMENTS

1.	Security Agreement by and between the Company, Telanetix, Inc., a California corporation, AccessLine Holdings, Inc., a Delaware corporation and AccessLine Communications Corporation, a Delaware corporation, and HCP-TELA, LLC as agent for itself and EREF-TELA, LLC and CBG-TELA, LLC dated as of December 14, 2012.

2.	Subordinated Promissory Note dated December 14, 2012 issued to EREF-TELA, LLC.

3.	Subordinated Promissory Note dated December 14, 2012 issued to HCP-TELA, LLC.

4.	Subordinated Promissory Note dated December 14, 2012 issued to CBG-TELA, LLC.

5.	Intellectual Property Security Agreement by and between the Company, Telanetix, Inc., a California corporation, AccessLine Holdings, Inc., a Delaware corporation, AccessLine Communications Corporation, a Delaware corporation, and HCP-TELA, LLC as agent for itself, EREF-TELA, LLC and CBG-TELA, LLC dated as of December 14, 2102.

6.	Securities Purchase Agreement by and among the Company, EREF-TELA, LLC, a Delaware limited liability company, HCP-TELA, LLC, a Delaware limited liability company and CBG-TELA, LLC, a Delaware limited liability company , dated as of June 30, 2010.

7.	Senior Secured Note dated July 2, 2010 issued to EREF-TELA, LLC.

8.	Senior Secured Note dated July 2, 2010 issued to HCP-TELA, LLC.

9.	Senior Secured Note dated July 2, 2010 issued to CBG-TELA, LLC.

10.	Pledge and Security Agreement dated July 2, 2010 between the Company, Telanetix, Inc., a California corporation, AccessLine Holdings, Inc., a Delaware corporation, and AccessLine Communications Corporation, a Delaware corporation, and any ancillary documents related thereto.

11.	Guaranty dated July 2, 2010 by Telanetix, Inc., a California corporation, AccessLine Holdings, Inc., a Delaware corporation, and AccessLine Communications Corporation, a Delaware corporation.

12.	Registration Rights Agreement by and among EREF-TELA, LLC, a Delaware limited liability company, HCP-TELA, LLC, a Delaware limited liability company, CBG-TELA, LLC, a Delaware limited liability company, and the Company dated as of June 30, 2010 (the “Hale Registration Rights Agreement”).

13.	Any amendments, supplements, side letters or other agreements pertaining to the Hale Registration Rights Agreement, including the letter agreements dated February 23, 2012 and June 30, 2012, except with respect to the releases and waivers made in favor of the Company by HCP-TELA, LLC, EREF-TELA, LLC and CBG-TELA, LLC therein.

14.	Settlement Agreement by and among the Company, HCP-TELA, LLC, EREF-TELA, LLC and CBG-TELA, LLC, entered into as of August 5, 2011, except with respect to the releases and waivers made in favor of the Company by HCP-TELA, LLC, EREF-TELA, LLC and CBG-TELA, LLC therein.

SCHEDULE C

OUTSTANDING DEBT

1.	Subordinated Promissory Note made by the Company, Telanetix, Inc., a California corporation, AccessLine Holdings, Inc., a Delaware corporation and AccessLine Communications Corporation in favor of CBG-TELA LLC in the original principal amount of $328,887.57 dated as of December 14, 2012

2.	Subordinated Promissory Note made by the Company, Telanetix, Inc., a California corporation, AccessLine Holdings, Inc., a Delaware corporation and AccessLine Communications Corporation in favor of HCP-TELA, LLC in the original principal amount of $1,151,106.48 dated as of December 14, 2012

3.	Subordinated Promissory Note made by the Company, Telanetix, Inc., a California corporation, AccessLine Holdings, Inc., a Delaware corporation and AccessLine Communications Corporation in favor of EREF-TELA, LLC in the original principal amount of $246,665.67 dated as of December 14, 2012